Exhibit 19

Policy No 1.3 Insider Trading Effective Date February 8, 2023

Scope/Applicability

This policy on insider trading (the “Policy”) applies to all Hexcel operations and subsidiaries worldwide.

1.
Purpose

The United States securities laws and regulations generally prohibit transactions in securities of a company at a time when a person involved in the transaction is aware of material information about the company that has not been publicly disclosed. This type of transaction is commonly referred to as “insider trading.” This Policy on Insider Trading has been adopted by Hexcel to prevent insider trading and protect Hexcel’s reputation for integrity and ethical conduct.

2.
Persons Covered by this Policy

This Policy applies to each employee, officer and director of Hexcel and its subsidiaries, and to family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Hexcel securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Hexcel securities (referred to below as “Related Persons”). This Policy also applies to any corporations, partnerships, trust, estate or other entity in which an employee, officer or director has a substantial beneficial interest or as to which he or she influences or controls, including serving as an executive officer, general partner, trustee or in a similar fiduciary capacity (referred to below as “Related Entities”). References to employees, officers and directors elsewhere in this Policy also relate to their family members and the other persons and entities described in this paragraph.

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3.
Consequences of Insider Trading Violations

The consequences of insider trading can be enormous. Individuals engaged in insider trading can be subject to severe civil and criminal penalties, including civil monetary liability of up to three times the profit gained or loss avoided, a criminal monetary fine of up to $5 million, and imprisonment for up to 20 years. Hexcel also may be subject to civil and criminal penalties in the event a person covered by this Policy engages in insider trading. In addition, Hexcel may institute legal and/or disciplinary action against any employee engaging in or otherwise responsible for such conduct, as described in Section 21 of this Policy.

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4.
Policy

Every employee and director of Hexcel or of any of its subsidiaries is prohibited from engaging in transactions in Hexcel securities (including equity, debt and convertible and other derivative securities) while aware of any material nonpublic information concerning Hexcel. This prohibition also applies to securities of any other company in the event that any person covered by this Policy becomes aware of material nonpublic information in the course of his or her duties for Hexcel, regardless of whether such information is provided by customers, suppliers, competitors or anyone else. For the avoidance of doubt, gifts of stock or securities are subject to this Policy.

In addition, any employee or director who is aware of material nonpublic information may not (i) communicate such information to anyone other than for legitimate corporate purposes and in accordance with other policies governing disclosure of information regarding Hexcel, (ii) recommend the purchase or sale of Hexcel securities, or (iii) assist any other person who may be engaging in any of these activities. These limitations are designed to prevent, among other things, the provision of such information to a person who then trades in the Hexcel securities, a practice known as “tipping.” Both the person who provides the information and the person who trades in the securities while aware of the information can be subject to civil and criminal liabilities and penalties with respect to the transaction.

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5.
Definition of “Material” Information

Information is considered “material” when there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to buy or sell securities of a company. Both good and bad news can be material, and information may be material even though it would not necessarily change the investor’s decision. It is sufficient that the information would significantly alter the total mix of information already known about a company, for purposes of making a decision. In simple terms, material information is anything that is likely to affect the market price of the securities. By way of example, any of the following matters could be material:

(a)
Information regarding earnings, losses or backlog;
(b)
Projections of future earnings or losses, or other earnings guidance;
(c)
A pending or proposed merger, acquisition, disposition or tender offer;
(d)
A pending or proposed acquisition or disposition of a significant asset;
(e)
A pending or proposed significant joint venture;
(f)
The gain or loss of a significant customer or supplier, or receipt of a significant new business order;
(g)
Significant litigation or the threat of significant litigation, and any important developments pertaining to the litigation;
(h)
A change in dividend policy, the declaration of a stock split or the offering of additional securities;
(i)
A significant process or product development, and any associated patents;
(j)
The effects of any natural disaster, terrorist event or other catastrophic event on Hexcel’s business, including any public health crisis;
(k)
A significant cybersecurity event, such as a data breach compromising sensitive, confidential or proprietary information;
(l)
A change in senior management; and
(m)
Impending bankruptcy or the existence of severe liquidity problems.

The above examples are not exhaustive. There is no bright line test for materiality. Intent generally is not relevant; even a decision made in good faith could result in an insider trading violation. Therefore, if you have any question concerning the materiality of nonpublic information, you should contact Hexcel’s General Counsel (the “Compliance Officer”); otherwise, you should assume that the information is material, and that trading is prohibited until the information becomes public and trading would be permitted under the terms of this Policy.

6.
When Information Is Deemed Public

Information is considered “nonpublic” unless it has been effectively disclosed in a manner sufficient to ensure that the public has had the opportunity to evaluate such information. A person aware of material nonpublic information may not attempt to “beat the market” by trading simultaneously with, or immediately after, the public release of the information. Therefore, any person aware of material nonpublic information must abstain from trading until at least two full trading days have passed after Hexcel has disseminated the information to investors through a widely circulated national wire service or through a public filing with the Securities and Exchange Commission (“SEC”). For example, if Hexcel has disseminated the information after commencement of trading on the New York Stock Exchange on a Monday, any person aware of the material nonpublic information may not trade in Hexcel securities until Thursday. If Hexcel has disseminated the information before the commencement of trading on a Monday, any person aware of the information may not trade in Hexcel securities until Wednesday.

Trading by persons aware of material nonpublic information is not made permissible merely because industry sources, rumors or other unofficial statements reflect that information. The information must be made publicly available by Hexcel through a method of disclosure reasonably designed to provide broad, non-exclusionary public dissemination of the information, such as a press release transmitted through a national wire service or a public filing with the SEC. By contrast, information would likely not be considered widely disseminated if it is available only to Hexcel employees, or if it is only available to a select group of third parties..

If you have any question as to whether material information has been publicly disclosed, you should contact the Compliance Officer; otherwise, you should assume that the information is nonpublic, and that trading is prohibited until the information clearly has been publicly disclosed and trading is otherwise permitted under this Policy.

7.
Trading by Directors, Officers and Certain Designated Employees

1.
Pre-Clearance by Compliance Officer

In addition to the general prohibition against engaging in transactions in Hexcel securities while aware of material nonpublic information, directors, officers and certain other designated Hexcel employees must also obtain prior clearance from the Compliance Officer, or her designee, before engaging in any transaction in Hexcel securities, including market transactions, transactions under stock plans (such as option exercises) except as set forth in Section 14, gifts, transfers to a trust, or any other acquisitions or dispositions of Hexcel securities. The Compliance Officer will notify each individual to whom this additional prohibition applies.

The person seeking pre-clearance must certify in the form provided by the Compliance Officer that he or she is not in possession of material nonpublic information or disclose to the Compliance Officer any information that the person believes is, or might be, material nonpublic information. Otherwise, the Compliance Officer will not be in a position to make an informed decision as to whether to provide clearance. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

2.
Trading Permitted Only During Window Periods

To help avoid any inference that a transaction was based on undisclosed financial or business information, directors, officers and designated employees who are required to seek pre-clearance under Section 7.a above are prohibited from engaging in transactions in Hexcel securities except during periods (“Window Periods”) beginning on the third trading day after the information is released by Hexcel through a national wire service and ending 45 calendar days thereafter. The Window Period does not open until at least two full trading days have passed after Hexcel has disseminated the information to investors through a widely circulated national wire service or through a public filing with the SEC. For example, if Hexcel has disseminated the information after commencement of trading on the New York Stock Exchange on a Monday, any person aware of the material nonpublic information may not trade in Hexcel securities until Thursday. If Hexcel has disseminated the information before the commencement of trading on a Monday, any person aware of the information may not trade in Hexcel securities until Wednesday. It should be emphasized, however, that insider trading may occur even during Window Periods; for example, if, for valid business reasons, material nonpublic information has not been publicly disclosed and a person aware of the information trades in Hexcel securities, the trades could constitute a violation of United States securities laws and regulations.

3.
Event-Specific Trading Restriction Periods

From time to time, an event or other corporate or financial development may occur that is or may be material to Hexcel and is known by only a few directors, officers and/or other employees. So long as the event or other development remains material and nonpublic, the Window Period with respect to persons designated by the Compliance Officer will be suspended, and such persons may not trade in Hexcel securities. In this situation, the Compliance Officer will notify these persons that they should not trade in Hexcel securities, but may not disclose to them the reason for the restriction. The suspension of a Window Period may not be announced on a company-wide basis, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

4.
Trading by Certain Individuals

In the event that either Hexcel’s Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) requests prior clearance from the Compliance Officer to trade in any Hexcel securities, or to effect a trade by any of such officer’s Related Persons or Related Entities, the Compliance Officer shall promptly consult with the Chair of the Compensation Committee of Hexcel before making a pre-clearance determination with regard to the request. In addition, the Compliance Officer shall promptly notify the CEO of any request to trade in Hexcel securities by: (i) any director, (ii) any member of the Hexcel Leadership Team (“HLT”) (as determined from time to time by Hexcel), or (iii) any non-HLT officer who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, whether such securities are held by such person, or by such person’s Related Persons or Related Entities.

8.
Short-Term Trading

Short-term trading of Hexcel securities may unduly focus the person on Hexcel’s short-term stock market performance instead of Hexcel’s long-term business objectives. For these reasons, any director, officer, or designated employee who is required to seek pre-clearance under Section 7.a above who purchases Hexcel securities in the open market may not sell any Hexcel securities of the same class during the six months following the purchase (or vice versa). All employees are encouraged to adhere to the same restriction.

9.
Limit Orders

A limit order is an instruction to a broker to purchase or sell a security when it reaches a certain price. When placing limit orders, a person should specify to the broker that the order cannot be executed during the period when trading is prohibited, regardless of the price of the security. As a practical matter, this would mean that the limit order should expire prior to the beginning of the period during which trading is restricted. Likewise, if the person obtains material nonpublic information prior to the expiration of the limit order, he or she must immediately cancel the limit order in order to avoid violation of this Policy. This restriction on limit orders does not apply to trades made under a written Rule 10b5-1 trading plan that complies with legal and regulatory requirements and is pre-cleared in accordance with the procedures specified in Section 17 below.

10.
Short Sales

Employees, officers and directors may not engage in short sales of Hexcel securities (i.e., where a person borrows Hexcel shares, sells them and then buys the Hexcel shares at a later date to replace the borrowed shares, or where a person already has sufficient Hexcel shares to cover the sale, but does not deliver them until a later date). Short sales typically are made by persons who believe a company’s share price will decline. Therefore, a person’s short sale may raise questions as to whether the person is aware of negative material information. Moreover, many institutions and other investors view a short sale as a “bet against the company,” which can be viewed negatively by other Hexcel employees, officers and directors, and by Hexcel stockholders. In addition, the U.S. securities laws and regulations generally prohibit directors and certain officers from engaging in short sales of Hexcel common stock.

11.
Buying, Selling or Writing Puts or Calls

Employees, officers and directors may not buy, sell or write publicly traded puts or calls on Hexcel securities. Buying, selling or writing publicly traded puts or calls may raise questions as to whether the person is aware of material nonpublic information. Moreover, purchasing put options or writing or selling call options may be deemed to be a “bet against the company.” Engaging in these transactions involves speculative activity that is misaligned with the interests of our stockholders.

12.
Hedging Transactions

Employees, officers and directors are prohibited from engaging in any hedging or monetization transactions involving Hexcel securities. Hedging or monetization transactions, such as through prepaid variable forwards, equity swaps, collars and exchange funds, generally are designed to transfer the economic interest in a company’s securities to third parties, although not constituting a “sale” in the conventional sense. Such hedging transactions may permit an employee or director to continue to own Hexcel securities without assuming the full risks and rewards of ownership. As a result, the interests of the employee or director may no longer be aligned with those of Hexcel’s other stockholders.

13.
Margin Accounts and Pledged Securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the account holder is aware of material nonpublic information or otherwise is not permitted to trade in Hexcel securities, employees, officers and directors are prohibited from holding Hexcel securities in a margin account or otherwise pledging Hexcel securities as collateral for a loan.

14.
Stock Options and Restricted Stock Units

This Policy does not apply to the exercise of a stock option initially granted under a Hexcel plan, or the payment of the exercise price or tax-withholding obligation by delivery of previously acquired Hexcel stock or by Hexcel withholding shares otherwise issuable on the exercise of the stock option. However, the sale of any stock acquired as a result of the exercise of a stock option is a transaction covered by this Policy. Thus, an employee, officer or director could not engage in a transaction under a broker-assisted “cashless exercise” program (under which a broker sells a portion of the Hexcel stock underlying the stock option to fund the exercise price or tax withholding obligation) if such person otherwise would be prohibited by this Policy from selling Hexcel stock at that time.

Restricted Stock Units. This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which a person elects to have Hexcel withhold shares of common stock to satisfy tax withholding requirements upon the vesting of any restricted stock units. This Policy does apply, however, to any market sale of shares of common stock received upon vesting of restricted stock units, including to satisfy tax withholding requirements.

15.
Hexcel 401(k) Plan

This Policy applies to elections you may make under the Hexcel 401(k) plan that affect your holdings in the Hexcel stock fund while you are aware of material nonpublic information, including:

(a)
Your initial election to make periodic contributions through payroll deductions that will be allocated to the Hexcel stock fund;
(b)
An election to increase or decrease the amount of your periodic contributions through payroll deductions that will be allocated to the Hexcel stock fund;
(c)
An election to make an intra-plan transfer of an existing account balance into or out of the Hexcel stock fund;
(d)
An election to borrow money against your Hexcel 401(k) plan account if the loan will result in a liquidation of some or all of your Hexcel stock fund balance; and
(e)
An election to pre-pay a loan if the pre-payment will result in a change in your Hexcel stock fund balance.

However, once you have made the elections described in (I) and (II) above, subsequent periodic contributions that are allocated to the Hexcel stock fund in accordance with the election will not be subject to the Policy.

16.
Employee Stock Purchase Plan

This Policy applies to your election to participate in the plan for any enrollment period (whether with respect to periodic contributions of money to the plan or, if applicable, to lump sum contributions to the plan, and to your sales of Hexcel securities purchased pursuant to the plan). The Policy does not apply to purchases of Hexcel securities in the employee stock purchase plan resulting from your periodic or, if applicable, lump sum contribution of money to the plan in accordance with the election you make for the applicable Offering Period.

17.
Rule 10b5-1 Trading Plans

Securities and Exchange Commission Rule 10b5-1(c) permits a person to establish a plan that will provide an affirmative defense against an allegation that a securities transaction constituted an insider trading violation, even if the person is aware of material nonpublic information at the time of the transaction. However, the affirmative defense is available only if the plan was adopted at a time when the person was not aware of material nonpublic information, the transaction was executed in accordance with the provisions of the plan, and the plan meets other specified conditions. Such a plan is referred to as a “Rule 10b5-1 Trading Plan.”

A Rule 10b5-1 Trading Plan typically is established between a person and the person’s broker, who will execute trades in accordance with the plan. It is not a Hexcel plan; nevertheless, transactions under such plans may qualify as an exception to this Policy’s prohibition on trading while aware of material nonpublic information if the plan fully complies with the conditions of Rule 10b5-1(c) and the plan is pre-cleared by the Compliance Officer.

Rule 10b5-1(c) contains a number of conditions that a person must satisfy with respect to a Rule 10b51 Trading Plan. Among other things, and as noted above, a person may adopt a Rule 10b5-1 Trading Plan only when the person is not aware of material nonpublic information, and the person who enters into such Rule 10b5-1 Trading Plan must act in good faith with respect to such plan. In addition, the plan generally must do one of the following: (i) specify the amount, price and date on which securities are to be traded, (ii) provide a formula for determining such amounts, prices and dates or (iii) permit another person (typically the broker) to exercise discretion with regard to trades in the securities, provided such other person is not aware of material nonpublic information.

Other conditions of Rule 10b5-1(c) require that the person adopting the plan refrain from exercising any subsequent influence over how, when or whether to effect purchases or sales; from altering or deviating from the plan; or from entering into or altering a corresponding or hedging transaction or position with respect to the securities covered by the plan.

Even if all of these conditions are met, the affirmative defenses will not be available unless the plan is “entered into in good faith and not as part of a plan or scheme to evade” the prohibition against trading on the basis of material nonpublic information. Moreover, additional requirements apply if a person seeks to amend a Rule 10b5-1 Trading Plan. Transactions outside of the Rule 10b5-1 Trading Plan, as well as termination of the Rule 10b5-1 Trading Plan, also can affect the availability of the Rule 10b5-1(c) affirmative defense.

Because of the complexity of Rule 10b5-1(c) and the substantial consequences that may result from noncompliance with the conditions of Rule 10b5-1(c), Hexcel has established guidelines for the adoption of Rule 10b5-1 Trading Plans, which should be reviewed by any director, officer or employee who wishes to enter into a Rule 10b5-1 Trading Plan. A copy of the guidelines is included as Policy No. 1.3.1 to this Policy. Directors, officers and employees may not enter into, or subsequently modify or terminate, a Rule 10b5-1 Trading Plan without obtaining the prior clearance of the Compliance Officer (including providing a copy of such plan and any supporting documentation), who will consider, among other things, the Rule 10b5-1 Trading Plan’s compliance with the guidelines, including, among other things, any notification or consultation requirements established in the guidelines. After a Rule 10b5-1 Trading Plan is approved, you must wait for a cooling-off period before the first trade is made under the plan, the length of which will be determined by the Compliance Officer, in accordance with the rules of the SEC, and set forth in the guidelines. Only one Rule 10b5-1 Trading Plan may be in effect at any one time, and any Rule 10b5-1 Trading Plans that would call for execution of a single trade are limited to one such plan in a consecutive 12-month period. Any modification of a Rule 10b5-1 Trading Plan is the equivalent of entering into a new trading plan and cancelling the old trading plan.

Transactions under Rule 10b5-1 Trading Plans that satisfy the conditions of Rule 10b5-1(c) and are pre-cleared by the Compliance Officer will constitute exceptions to the prohibition on trading while aware of material nonpublic information. Pre-clearance of a Rule 10b5-1 Trading Plan by the Compliance Officer does not relieve a person from complying with any other provision of this or any other Hexcel policy nor does it assure any person that the plan meets the conditions of Rule 10b5-1(c) or will protect the person from violations of United States securities laws and regulations. Persons seeking to establish a Rule 10b5-1 Trading Plan should consult with their broker and legal advisors with regard to the advisability of establishing a Rule 10b5-1 Trading Plan and matters relating to its implementation.

18.
Violations by Others

Hexcel and its employees also have an obligation to be alert to situations where others within Hexcel, particularly those over whom the employee has some supervisory authority, may not be observing the laws and regulations prohibiting insider trading. The Compliance Officer immediately should be advised of any suspected violations.

19.
Concealed Trades

It is against Hexcel policy to trade Hexcel securities in a way that attempts to hide the true identity of the trader as a device for evading compliance with this Policy.

20.
Termination of Service

A person who is aware of material nonpublic information following termination of his or her service to Hexcel will continue to be subject to trading restrictions imposed under United States securities laws and regulations until such information is deemed public information.

21.
Personal Responsibility

This Policy is designed to reduce the risk of an insider trading violation with respect to Hexcel securities. Nevertheless, compliance with this Policy, including obtaining pre-clearance of a transaction, does not assure that an insider trading violation will not be found to have occurred. Employees, officers and directors should keep in mind that ultimate responsibility for adhering to this Policy and avoiding insider trading violations rests with each individual, and that pre-clearance of transactions and, if applicable, of Rule 10b5-1 Trading Plans, by the Compliance Officer does not reduce the obligations imposed on the employee, officer or director by law or regulation. Any action on the part of Hexcel, the Compliance Officer or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an employee, officer or director from liability under applicable securities laws and regulations.

If an employee, officer or director violates this Policy, Hexcel may take legal and/or disciplinary action, including dismissal for cause.

22.
Changes to this Policy

We may amend this Policy from time to time. If we amend the Policy, we will post an updated version on the Corporate Policy section of the internal Hexcel Law Department website.

23.
Company Assistance

An employee’s, officer’s or director’s compliance with this Policy is of the utmost importance both for the employee, officer or director, and for Hexcel. This Policy is not intended to address all possible questions regarding compliance with the securities laws and regulations. An employee, officer or director should not try to resolve uncertainties he or she encounters, as laws and regulations relating to insider trading are often complex, not always intuitive and impose severe consequences if violated. Questions concerning compliance with securities laws and regulations, as well as this Policy, should be addressed to the Compliance Officer.

24.
Inquiries

Any questions about this policy, its application to a proposed transaction, or the requirements of applicable law should be directed to the Compliance Officer.

APPROVED BY: /s/ Gail E. Lehman_

General Counsel